Exhibit 10.2 December 2, 2019 ______________ ______________ Dear __________: It is my pleasure to inform you that you will be a participant in the 2020 Knoll, Inc. Incentive Compensation Program. In 2019 our efforts to diversify our sources of revenue into higher margin Lifestyle categories while leveraging these businesses to capture a greater share of our clients’ workplace needs led to better than industry top line growth. When combined with efforts to improve the profitability of our Office segment we were able to grow our profits and improve our profitability. As leaders in 2020 we must continue to focus on improving our profitability, gaining market share, targeting under-penetrated markets, and building our constellation of design driven brands. Your 2020 incentive payout will be based on your achievement of your individual goals along with Knoll’s achievement of its 2020 EBITDA plan. SHORT TERM INCENTIVE 2020 Management Incentive Target: $ _____________ -If Knoll achieves at least seventy-five percent (75%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of fifty percent (50%) of your Target. -If Knoll achieves at least eighty-five percent (85%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of seventy-five percent (75%) of your Target. -If Knoll achieves at least ninety percent (90%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of ninety percent (90%) of your Target. -If Knoll achieves at least one hundred percent (100%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of one hundred (100%) of your Target. -If Knoll achieves at least one hundred ten percent (110%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of one hundred twenty percent (120%) of your Target. -If Knoll achieves at least one hundred twenty percent (120%) of its 2020 EBITDA plan, you will qualify for a total target incentive payout of one hundred fifty percent (150%) of your Target. This award is subject to the approval of the Knoll, Inc. Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors), which may exercise discretion in adjusting your award up or down based on factors the Board of Directors (or appropriate committee of the Knoll, Inc. Board of Directors) deems appropriate, including Knoll’s performance relative to the industry, other macroeconomic factors and your individual performance but such award cannot exceed one hundred fifty percent (150%) of your base salary in any event. You must be employed by Knoll on the date this award is distributed in order to receive this incentive. I have great confidence in your ability to contribute to our success in 2020 and look forward to the opportunity to present you with your award in early 2021. Thank you for all that you do for Knoll. Sincerely, _______________